United States
Securities and Exchange Commission
Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
June 12, 2009

Boomerang Systems, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-10176	22-2306487
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

355 Madison Avenue, Morristown, New Jersey 07960
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (973) 538-1194

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02.  Unregistered Sale of Equity Securities.

(a)	On June 12, 2009, we completed the sale of an aggregate of 33,609 shares of our Series A Convertible Preferred Stock (“Preferred Stock”).

(b)	Of the shares of Preferred Stock,

a.	18,950 shares were sold for an aggregate cash consideration of $1,895,000, and

b.	14,659 shares were exchanged for an aggregate of $1,465,900 of our outstanding indebtedness.

c.	We paid selling commissions aggregating $40,100 and related selling expenses aggregating $8,020 relating to the sale of 4,010 of the shares of Preferred Stock.

(c)
The shares of Preferred Stock were sold in reliance upon the exemptions from the registration requirements of the Securities Act of 1933, as amended, afforded by Section 4(2) thereof and Regulation D thereunder.  Each investor represented that the shares of Preferred Stock were purchased for investment and the certificates for the shares will bear legends setting forth the restrictions on transfer.

(d)
The shares of Preferred Stock have a stated value of $100 per share and are convertible at a conversion price, based on their initial stated value, of $0.10 per share of Common Stock, into an aggregate of 33,609,000 shares of our Common Stock, subject to anti-dilution adjustment  The Preferred Stock is automatically converted into Common Stock at the conversion price then in effect at such time as we file a Certificate of Amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware increasing the authorized shares we are entitled to issue to a number of Common Shares in excess of all our shares of Common Stock then outstanding and reserved for issuance on exercise or conversion of options, warrants, convertible securities and other rights to acquire our common equity.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boomerang Systems, Inc.

Dated: July 1, 2009	By:	/s/Joseph R. Bellantoni
Joseph R. Bellantoni
Chief Financial Officer